   As filed with the Securities and Exchange Commission on November 21, 1995

                                                     Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MISSISSIPPI CHEMICAL CORPORATION
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

                                  MISSISSIPPI
         (State or other jurisdiction of incorporation or organization)

                                   64-0292638
                      (I.R.S. Employer Identification No.)

      P.O. Box 388, Yazoo City, Mississippi 39194          (601) 746-4131
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Robert E. Jones
                       Vice President and General Counsel
                        Mississippi Chemical Corporation
                                  P.O. Box 388
                         Yazoo City, Mississippi 39194
                                 (601) 746-4131
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

     Alan J. Bogdanow, Esq.                      Leonard M. Leiman, Esq.
     Hughes & Luce, L.L.P.                       Fulbright & Jaworski L.L.P.
     1717 Main Street, Suite 2800                666 Fifth Avenue
     Dallas, Texas 75201                         New York, New York 10103
     (214) 939-5500                              (212) 318-3022

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
____________________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________


          If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------
                                           PROPOSED        PROPOSED
                                            MAXIMUM        MAXIMUM
TITLE OF EACH CLASS            AMOUNT      OFFERING       AGGREGATE         AMOUNT
 OF SECURITIES TO               TO BE        PRICE         OFFERING           OF
  BE REGISTERED              REGISTERED    PER UNIT         PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------
Common Stock par value $.01   1,100,000(1)  $24.19(2)   $26,609,000(2)    $9,176

------------------------
(1) Includes 100,000 shares to which SF Services, Inc., has granted the Underwriter an option to cover over-allotments.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR + + MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + + BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+ OF ANY SUCH STATE.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1995

                                1,000,000 SHARES

                        MISSISSIPPI CHEMICAL CORPORATION

                                     [LOGO]

                                  COMMON STOCK
                                ($.01 PAR VALUE)

     All of the 1,000,000 shares of Common Stock of Mississippi Chemical Corporation (the "Company") offered hereby are being sold by SF Services, Inc. (the "Selling Shareholder"). The Company will not receive any proceeds from the sale of the shares by the Selling Shareholder. See "Selling Shareholder."

     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MISS." On November 20, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was $24.00 per share. See "Price Range of Common Stock and Dividend Policy."

     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS," BEGINNING ON PAGE 8.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                           UNDERWRITING          PROCEEDS TO
                             PRICE TO      DISCOUNTS AND           SELLING
                              PUBLIC      COMMISSIONS(1)       SHAREHOLDER (2)

Per Share..................
Total (3)..................
------------------------

(1) See "Underwriting" for indemnification arrangements.
(2) The estimated expenses of $90,000.00 are payable by the Company.
(3) The Selling Shareholder has granted the Underwriter a 30-day option to purchase up to an additional 100,000 shares of Common Stock at the Price to Public, less the Underwriting Discounts and Commissions shown above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Selling Shareholder will be $            , $            and $       ,
    respectively.  See "Underwriting."

     The shares of Common Stock offered hereby are being offered by the Underwriter, subject to prior sale and acceptance by the Underwriter and subject to its right to reject any order in whole or in part. It is expected that the
Common Stock will be available for delivery on or about                   ,
1995, at the offices of Schroder Wertheim & Co. Incorporated, New York, New
York.

                            Schroder Wertheim & Co.

                                     , 1995

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995;
(2) the Company's Proxy Statement dated September 29, 1995; (3) the Company's Quarterly Report on Form 10-Q for the first quarter ended September 30, 1995; and (4) the description of the Common Stock contained in the Registration Statement on Form 8-A, File Number 0-20411, dated June 1, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any portion of a Company proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be delivered to:
Rosalyn B. Glascoe, Corporate Secretary, Mississippi Chemical Corporation, P.O. Box 388, Yazoo City, Mississippi 39194 (telephone (601) 746-4131).

                               TABLE OF CONTENTS

                                          PAGE                         PAGE
                                          ----                         ----
Incorporation of Certain Documents by        2  Underwriting.........    10
 Reference..............................
Prospectus Summary......................     4  Legal Matters........    11
Risk Factors............................     8  Experts..............    11
Price Range of Common Stock and              9  Available Information    11
 Dividend Policy........................
Selling Shareholder.....................    10

                           _________________________

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus. Fiscal year references refer to years ending June 30.

                                  THE COMPANY

     The Company is a major producer and supplier of nitrogen fertilizers in the southern United States, and believes it is one of the nation's lowest-cost nitrogen fertilizer producers. The Company also manufactures phosphate and potash fertilizers, making it a full product line fertilizer supplier. The Company sells its nitrogen and potash fertilizer products to farmers, fertilizer dealers and distributors for ultimate use primarily in the southern farming regions of the United States and areas served by the Mississippi River system. The Company's phosphate fertilizers are sold primarily in international markets.

     Nitrogen, phosphorous (contained in phosphate fertilizer) and potassium (contained in potash fertilizer) constitute the three major nutrients required for plant growth. Nitrogen is an essential nutrient for most plants. Phosphorous aids in the photosynthesis process and potassium is an important regulator of the physiological functions of plants. These elements are all naturally present in soil but need to be replaced through the use of fertilizers as crops exhaust them. There are no viable substitutes for nitrogen, phosphate or potash fertilizers in the development and maintenance of high-yield crops.

     Nitrogen Fertilizer. The Company produces nitrogen fertilizers at facilities located in Yazoo City, Mississippi, and Donaldsonville, Louisiana. In fiscal 1995, the Company sold over 1.7 million tons of nitrogen fertilizers to farmers, fertilizer dealers and distributors located primarily in the southern United States. Sales of nitrogen products by the Company in fiscal 1995 were $240.7 million, which represented approximately 62% of net sales. Nitrogen products manufactured by the Company include anhydrous ammonia, fertilizer-grade ammonium nitrate, urea/ammonium nitrate ("UAN") solutions and urea. The Company is the largest U.S. manufacturer of ammonium nitrate fertilizer, which is marketed under the trade name Amtrate(R). Amtrate(R) has established significant brand name recognition and a reputation as a high-quality product.

     In December 1994, the Company signed a letter of intent with Farmland Industries, Inc. with respect to a proposed 50-50 joint venture which would construct and operate an approximate 700,000 tons per year anhydrous ammonia plant to be located at La Brea, Trinidad. The project is expected to cost approximately $330 million, with the debt portion of such cost expected to be financed on a non-recourse project basis. Construction is scheduled to begin in the first quarter of 1996 and start-up of the facility is currently scheduled for 1998. The Company intends to use the majority of its 50% share of the production from the new facility primarily as a raw material for upgrading into finished fertilizer products at its existing facilities. Trinidad has abundant reserves of competitively priced natural gas. The Company expects to realize favorable long-term operating costs based on attractive natural gas costs and the expected production efficiencies of the new facility.

     Phosphate Fertilizer. The Company produces diammonium phosphate fertilizer ("DAP") at its facility in Pascagoula, Mississippi. In fiscal 1995, the Company sold approximately 713,000 tons of DAP, which is the most widely used phosphate fertilizer. Sales of DAP by the Company in fiscal 1995 were $117.5 million, which represented approximately 30% of net sales. In fiscal 1995, approximately two-thirds of the Company's DAP production was sold into international markets, primarily to customers in India, China and Mexico. Phosphate rock, the primary raw material for the production of phosphate fertilizer, is provided under a long-term contract, expiring in 2003, with Office Cherifien des Phosphates ("OCP"), the national phosphate company of Morocco, which is the world's largest producer of phosphate rock. The contract price for phosphate rock with OCP is based on phosphate rock costs incurred by certain domestic competitors of the Company and on the long-term financial performance of the Company's phosphate operations. Under this formula, the Company realizes favorable phosphate rock prices and is afforded significant protection during periods when market conditions are depressed. Conversely, in favorable markets, the contract price of phosphate rock will escalate based on the profitability of the Company's DAP operations. The continued viability and competitiveness of the Company's phosphate operations are dependent on this strategic alliance with OCP.

     Potash Fertilizer. The Company produces potash fertilizer at its facility located near Carlsbad, New Mexico. In fiscal 1995, the Company sold approximately 357,000 tons of granular 60% K2O muriate of potash. Sales of potash fertilizer by the Company in fiscal 1995 were $27.4 million, which represented approximately 7% of net sales. In May 1994, the Company completed an expansion of its Carlsbad facility, which has increased granular potash production capacity from approximately 300,000 tons to approximately 420,000 tons per year. The Company controls the single largest reserve of potash in the U.S., with an estimated remaining life, at current production rates, in excess of 100 years.

     Business Strategy. The Company's products are global commodities which are available from multiple sources; therefore, the Company competes primarily on the basis of price. As a result, the Company stresses low cost and high efficiency in every aspect of its operations. Unlike many of its competitors, the Company maintains a large and experienced field sales force strategically located throughout its trade area. Through its sales force, the Company provides extensive, cost-effective services to its customers to differentiate its products, enhance competitiveness and establish the Company as a preferred supplier. The Company's marketing efforts are focused on geographically proximate markets where lower transportation and distribution costs increase "net backs" (sales less distribution and delivery expenses) and result in improved margins. The Company continuously monitors opportunities to expand its operations through capacity additions, acquisitions, joint ventures and strategic alliances in the fertilizer business.

     The Company was incorporated in Mississippi in 1994 and is the successor by merger, effective July 1, 1994, to a business which was formed in 1948 as the first fertilizer cooperative in the United States. In August 1994, the Company completed an initial public offering of 5,800,000 shares of Common Stock, of which 3,397,928 shares were sold by the Company. As used herein, the term "Company" means Mississippi Chemical Corporation and its subsidiaries. The principal executive offices of the Company are located at Highway 49 East, Yazoo City, Mississippi 39194, telephone (601) 746-4131.

                     CURRENT FERTILIZER INDUSTRY CONDITIONS

  The Company is currently benefiting from favorable fertilizer industry conditions. In recent years, industry consolidations have eliminated the excess domestic nitrogen capacity which persisted through the 1980s and early 1990s, and the construction of new nitrogen production facilities is limited by substantial construction lead time, capital demands and environmental regulations. Developments outside the U.S. have also significantly affected the nitrogen fertilizer industry. As a result of recent efforts by several countries, particularly the former Soviet Union ("FSU") and countries in Eastern Europe, to convert from centrally planned to market-driven economies, a number of nitrogen producers in those countries no longer benefit from government-subsidized natural gas supplies and transportation services. Consequently, the prices that those producers charge for delivery to the U.S. market have increased substantially. With U.S. corn and wheat stocks at their lowest levels since 1975 and soybeans at their lowest level since 1989, industry experts predict a significant increase in U.S. planted acres in 1996 compared to 1995 and a resultant increase in domestic nitrogen usage. Poor weather conditions in U.S. growing regions in 1995 limited planting, which also contributed to the depletion of grain stocks. In addition, as a result of continued population growth and a shift to higher protein diets, many developing nations, especially China and India, are increasing their consumption of nitrogen and other fertilizers. As a result of these and other factors, the Company and many other U.S. nitrogen fertilizer producers are operating at or near capacity levels. In addition, current U.S. prices for natural gas are at relatively low levels, and the prevailing market prices of nitrogen products are higher than in recent years. Reflecting these favorable fertilizer industry conditions, the Company's average sales price per ton of nitrogen fertilizer increased to $138 in fiscal 1995 from $122 in fiscal 1994. See "Risk Factors."

     Recent market fundamentals for phosphate and potash have also been favorable. During fiscal 1995, the phosphate fertilizer market reacted positively to strong demand, principally from China and India, and to declining exports from the FSU. Phosphate prices are currently at their highest levels since the late 1980s. For fiscal 1995, the Company's average sales price of DAP was $165 per ton as compared to $131 per ton in fiscal 1994. Potash prices have remained stable for the past several years.

                         THE OFFERING
Common Stock offered by the Selling       1,000,000 shares (1)
 Shareholder............................
Common Stock outstanding................  22,133,450shares (2)
Nasdaq National Market symbol...........         MISS
                                          -------------------

(1) Assumes no exercise of the over-allotment option granted by the Selling Shareholder to the Underwriter.

(2) Shares outstanding as of November 17, 1995. Excludes 764,803 shares held as treasury shares, of which 201,941 are subject to options granted pursuant to option plans as of said date.

                             SUMMARY FINANCIAL DATA

     Since interim period operating results reflect the seasonal nature of the Company's business, they are not necessarily indicative of results expected for the full fiscal year.



                                          THREE MONTHS ENDED SEPTEMBER 30,             FISCAL YEAR ENDED JUNE 30,
                                        ----------------------------------  -------------------------------------------------
                                               1995             1994          1995    1994 (1)     1993      1992      1991
                                        -----------------  ---------------  -------- ---------   --------  --------- --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............................          $96,570          $72,751  $388,154  $309,360   $289,125  $239,657  $214,990
Operating income........................           16,885           10,876    80,969    37,905     29,180    40,804    54,973
Income from continuing operations
 before cumulative effect of change in
 accounting principle...................
                                                    9,704            5,776    52,230    26,912     22,681    31,349    48,037

Income from continuing operations
 assuming conversion from a cooperative
 to a regular business corporation as
 of July 1, 1990 (2)....................
                                                       --               --        --    21,415     17,533    22,821    33,999



Earnings per share (3)..................            $0.43          $  0.27  $   2.34  $   1.10   $   0.92  $   1.23  $   1.90
                                                  -------          -------  --------  --------   --------  --------  --------

                                                 SEPTEMBER 30, 1995
                                                 ------------------
                                                   (IN THOUSANDS)
BALANCE SHEET DATA:

Working capital.........................             $ 68,451
Total assets............................              311,780
Total debt..............................                  209
Shareholders' equity....................              226,216

________________________
(1) Operating income for 1994 reflects a non-cash charge of approximately $6.1 million relating to the estimated cost of the closure of the gypsum disposal facility located at the Company's Pascagoula facility. Also in 1994, the Company's income from continuing operations reflects a charge of approximately $1.4 million for reorganization expenses incurred in connection with the conversion from a cooperative to a regular business corporation.

(2) For 1994, 1993, 1992 and 1991, the Company operated as a cooperative and realized deductions for income taxes for amounts paid in cash as patronage refunds to its shareholder-members. If the conversion from a cooperative to a regular business corporation had occurred as of July 1, 1990, income taxes would have been increased by the following approximate amounts: $5.5 million, $5.1 million, $8.5 million and $14.0 million for fiscal 1994, 1993, 1992 and 1991, respectively.

(3) For 1994, 1993, 1992 and 1991, earnings per share are based on income from continuing operations and reflect the reorganization of the Company from a cooperative to a regular business corporation as if it had occurred July 1, 1990.

                                  RISK FACTORS

     In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

     Factors Affecting Fertilizer Demand and Prices. With virtually all of its nitrogen fertilizer net sales and approximately 78% of its total net sales in fiscal 1995 derived from domestic markets, the Company's operating results are highly dependent upon conditions in the U.S. agricultural industry. A variety of factors beyond the Company's control can materially affect domestic fertilizer demand and pricing. These factors include U.S. planted acreage, government agricultural policies (including subsidy and acreage set-aside programs), projected grain stocks, crop failure, weather and changes in agricultural production methods.

     International market conditions also significantly influence the Company's business. The market for fertilizers is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries, such as the FSU, and other regulatory policies of foreign governments, as well as the laws and policies of the U.S. affecting foreign trade and investment. The Company is also subject to the risks of doing business abroad, including risks associated with economic or political instability, risks associated with the value of the U.S. dollar and potential import restrictions or quotas.

     In the past, fertilizer prices have been extremely volatile, with significant price changes from one growing season to the next. Current product prices reflect that world supply and demand for fertilizers are currently in a more favorable balance than in certain prior years. However, fertilizers are global commodities and can be subject to intense price competition from domestic and foreign sources. Between 1987 and 1993, phosphate fertilizer prices declined to their lowest levels since 1977 as a result of an acute supply surplus. No assurance can be given, however, that average realized prices paid for the Company's fertilizer products will continue at current levels.

     Seasonality. The usage of fertilizer is highly seasonal, and the Company's quarterly results reflect the fact that, in the Company's markets, significantly more fertilizer is purchased in the spring. Significant portions of the Company's net sales and operating income are generated in the last four months of the Company's fiscal year (March through June). Since interim period operating results reflect the seasonal nature of the Company's business, they are not indicative of results expected for the full fiscal year. In addition, quarterly results can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns. The Company incurs substantial expenditures for fixed costs throughout the year and substantial expenditures for inventory in advance of the spring planting season.

     Dependence on Natural Gas. Natural gas is the primary raw material used in the manufacture of nitrogen fertilizer products. Natural gas is used as both a chemical feedstock and a fuel to produce anhydrous ammonia, which is then used in the production of all other nitrogen fertilizers. Anhydrous ammonia is also a raw material in the production of DAP. Accordingly, the Company's profitability is dependent upon the price and availability of natural gas. A significant increase in the price of natural gas that is not recovered through an increase in the price of the Company's fertilizer products, or an extended interruption in the supply of natural gas to the Company's production facilities, could have a material adverse effect on the Company's results of operations and financial condition. In recent years, natural gas prices have become increasingly subject to seasonal volatility.

     Environmental Regulations. The Company is subject to various environmental laws and regulations of U.S. federal, state and local governments. Significant capital expenditures and operating costs have been incurred and will continue to be incurred as a result of these laws and regulations. The Company cannot predict or quantify the impact of new or changed laws or regulations. In the normal course of business, the Company is exposed to risks such as possible release of hazardous substances into the environment. Such releases could cause substantial damage or injuries.

     Competition. Fertilizer products are global commodities and customers base their purchasing decisions principally on the delivered price of the product.
As a result, markets for the Company's products are highly competitive. A number of U.S. producers compete with the Company in domestic and export markets, and producers in other countries, including state-owned and government-subsidized entities, compete with the Company in the U.S. and in foreign markets to which the Company exports. Many of the Company's competitors are significantly larger and have greater financial resources than the Company.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock began trading on the Nasdaq National Market on August 18, 1994, under the symbol "MISS." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market and dividends paid per share of Common Stock.

                                                            DIVIDEND
1995                                       HIGH      LOW      PAID
-----                                     -------  -------  ---------
   First Quarter (from August 18, 1994).  $19.250  $15.000
   Second Quarter.......................   19.000   14.750
   Third Quarter........................   19.875   16.500     $0.08
   Fourth Quarter.......................   20.125   15.375      0.08

1996
-----
   First Quarter........................  $23.875  $19.875     $0.08
   Second Quarter (through November 20,
    1995)...............................  $25.125  $21.000      0.08

     On November 20, 1995, the last reported sale price of the Common Stock was $24.00. At November 17, 1995, the Common Stock was held by approximately 11,385 holders of record.

     The Company anticipates that it will continue to pay regular quarterly dividends. However, the amount and timing of the payment of any dividends will be based on a number of factors, including the future earnings and capital requirements of the Company, the financial condition of the Company, the dividend policies of similar publicly traded companies and other factors the Board of Directors considers relevant. There can be no assurance that dividends will be paid in any minimum amounts or at any particular times. In the future, it is possible that agreements with lenders may restrict or prohibit the Company's ability to pay dividends and/or limit the amount of dividends that may be paid.

                              SELLING SHAREHOLDER

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Shareholder as of November 20, 1995. This information has been supplied to the Company by the Selling Shareholder.

                     BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                       PRIOR TO OFFERING                   AFTER OFFERING
                     --------------------               ---------------------
                       NUMBER               NUMBER OF    NUMBER
                         OF                   SHARES       OF
NAME                   SHARES    PERCENT    BEING SOLD   SHARES     PERCENT
----------           ---------  ---------   ----------  --------   ---------
SF Services, Inc.     1,380,847       6.2%   1,000,000    380,847        1.7%

     The Selling Shareholder is a cooperative organization which is a supplier of fertilizer and other farm supply products. During fiscal 1995, 1994 and 1993, sales of product by the Company to the Selling Shareholder were approximately $32.3 million, $33.5 million and $33.0 million, respectively, representing approximately 8.3%, 10.8% and 11.4%, respectively, of the Company's net sales and approximately 7.3%, 8.7% and 8.6%, respectively, of the Selling Shareholder's consolidated gross revenues. Sales of product to the Selling Shareholder are made in the ordinary course of business at prices and terms which are determined based on prevailing competitive conditions and which are no less favorable to the Company than the prices and terms of transactions with other customers. During fiscal 1995, the Selling Shareholder bought the Company's storage facility located in North Little Rock, Arkansas, for approximately $600,000. In the opinion of the Company, the sale was on terms as favorable to the Company as if transacted with an unaffiliated third party. Robert P. Dixon, a director of the Company, is an executive officer of the Selling Shareholder.

     On May 23, 1995, the Company's Board of Directors authorized the repurchase of up to 1.5 million shares of Common Stock. Pursuant to this authorization, on July 27, 1995, the Company purchased 200,000 shares at $20.00 per share from the Selling Shareholder. The last reported sale price of the Common Stock on Nasdaq National Market on July 27, 1995, was $22.50.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, Schroder Wertheim & Co. Incorporated (the "Underwriter") has agreed to purchase from the Selling Shareholder 1,000,000 shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriter has advised the Selling Shareholder and the Company that it proposes to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus; that it
proposes initially to allow a concession not in excess of $       per share to
certain dealers; that the Underwriter and such dealers may allow a discount not
in excess of $       per share to
other dealers; and that the public offering price and the concession and discount may be changed by the Underwriter after the commencement of the public offering.

     The Selling Shareholder has granted the Underwriter an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an additional 100,000 shares of Common Stock, at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriter may exercise such option only to cover over-allotments, if any, in the sale of shares of Common Stock in the offering.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Selling Shareholder has agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of the Underwriter.

     In connection with this offering, the Underwriter may have engaged in passive market-making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended, during the two business day period before commencement of offers or sales of the Common Stock. Passive market-making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas, and for the Underwriter by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

     The audited consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith or incorporated by reference therein. Statements made in this Prospectus or any documents incorporated by reference herein as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference therein for a more complete description of the matter involved, and each statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section for the Commission at 450 Fifth Street, N.W., Washington, D. C. 20549, upon payment of prescribed rates. Such material can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee....................  $ 9,176
NASD fees...............................    3,161
Legal fees and expenses.................   35,000
Accounting fees and expenses............   25,000
Transfer Agent and Registrar fees and       1,000
 expenses...............................
Blue Sky fees and expenses..............   10,000
Miscellaneous fees and expenses.........    6,663
   TOTAL................................  $90,000
                                          -------

     All expenses are estimated, and all expenses are to be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Mississippi law, a corporation may indemnify any person who was or is a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Mississippi law permits a corporation to indemnify any person referred to above against reasonable expenses incurred in connection with the defense or settlement of an action by or in the right of the corporation, provided that he has not been judged liable to the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(i) by a majority vote of a quorum of disinterested members of the board of directors and if a quorum of disinterested directors cannot be obtained, by vote of a majority of the members of a committee (the "Committee") composed of at least two disinterested directors and designated by the entire Board, or (ii) by independent legal counsel if the disinterested directors or the Committee so direct, or (iii) by the shareholders, provided that shares owned or controlled by interested directors do not count. Mississippi law also provides for the mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding.

     The Company's Articles of Incorporation provide for indemnification of the Company's directors to the fullest extent permitted by Mississippi law.

     The Company maintains liability insurance for the benefit of its directors and officers.

     Under the terms of the Underwriting Agreement, the Underwriter has agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 16.  EXHIBITS.

     The information required by this Item 16 is contained in a separate Index to Exhibits set forth beginning on page II-5 of this registration statement.

ITEM 17.  UNDERTAKINGS.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yazoo City, State of Mississippi, on the 21st day of November, 1995.


                            MISSISSIPPI CHEMICAL CORPORATION


                            By:  /s/ Charles O. Dunn
                                   --------------------
                                 Charles O. Dunn
                                 President, Chief Executive Officer and Director (Principal Executive Officer)


                            By:  /s/ W. F. Hawkins
                                   -----------------
                                 W. F. Hawkins
                                 Senior Vice President-Finance and
                                 Administration
                                 (Principal Financial Officer and Principal
                                  Accounting Officer)



                               POWER OF ATTORNEY

          We, the undersigned officers and directors of Mississippi Chemical Corporation hereby severally constitute Charles O. Dunn and Robert E. Jones, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, and generally to do all things in our name and behalf in the capacities indicated below to enable Mississippi Chemical Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                      DATE
/s/ Coley L. Bailey          Chairman of the Board of          November 21, 1995
---------------------------  Directors
Coley L. Bailey

/s/ John Sharp Howie         Vice Chairman of the Board and    November 21, 1995
---------------------------  Director
John Sharp Howie

/s/ John W. Anderson         Director                          November 21, 1995
---------------------------
John W. Anderson

/s/ Frank R. Burnside, Jr.   Director                          November 21, 1995
---------------------------
Frank R. Burnside, Jr.

/s/ Robert P. Dixon          Director                          November 21, 1995
---------------------------
Robert P. Dixon

/s/ Charles O. Dunn          Director                          November 21, 1995
---------------------------
Charles O. Dunn

/s/ W. R. Dyess              Director                          November 21, 1995
---------------------------
W. R. Dyess

/s/ Woods E. Eastland        Director                          November 21, 1995
---------------------------
Woods E. Eastland

---------------------------  Director
G. David Jobe

/s/ George Penick            Director                          November 21, 1995
---------------------------
George Penick

/s/ David M. Ratcliffe       Director                          November 21, 1995
---------------------------
David M. Ratcliffe

/s/ Wayne Thames             Director                          November 21, 1995
---------------------------
Wayne Thames

                        MISSISSIPPI CHEMICAL CORPORATION

                                 EXHIBIT INDEX
                                       TO
                                    FORM S-3

EXHIBIT                                                                    PAGE
NUMBER                                       DESCRIPTION                  NUMBER
--------                     -----------------------------------------   -------
1.1                          Form of Underwriting Agreement                [  ]

1.2                          Shareholder Rights Plan; filed as Exhibit
                             1 to the Company's Report on Form 8-A
                             dated August 15, 1994, SEC File No.
                             2-7803, and incorporated herein by
                             reference.

4.1                          Revolving Credit/Term Loan Agreement dated
                             August , 1992, between the Company and
                             NationsBank of Tennessee, purchaser of the Company's Series I Secured Note, Due June
                             30 1999, in the aggregate principal amount of $20,000,000; filed as Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, SEC File No. 2-7803, and incorporated herein by reference.

4.2                          Indenture of Mortgage, Deed of Trust,
                             Assignment and Security Agreement dated as of September 1, 1976, among the Company, the New Orleans Bank for Cooperatives,
                             John H. Farrelly, as trustee for the
                             benefit of the New Orleans Bank for
                             Cooperatives under certain deeds of trust, and Deposit Guaranty National Bank; filed as Exhibit B to Exhibit 2 to the Company's
                             Annual Report on Form 10-K for the fiscal year ended June 30, 1976, SEC File No.
                             2-7803, and incorporated herein by
                             reference.

4.3 Sixteenth Supplemental Indenture dated as of June 30, 1994, between the Company and Deposit Guaranty National Bank; filed as
                             Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1995, SEC File No. 2-7803, and
                             incorporated herein by reference.

4.4                          Fifteenth Supplemental Indenture and
                             Amendment to Series I Revolving
                             Credit/Term Loan Agreement dated as of
                             June 17, 1994, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1995, SEC File No. 2-7803, and
                             incorporated herein by reference.

4.5 Fourteenth Supplemental Indenture dated as of June 17, 1994, between the Company and Deposit Guaranty National Bank; filed as
                             Exhibit 4.5 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1995, SEC File No. 2-7803, and
                             incorporated herein by reference.

EXHIBIT                                                                    PAGE
NUMBER                                       DESCRIPTION                  NUMBER
--------                     -----------------------------------------   -------

4.6 Thirteenth Supplemental Indenture dated as of July 16, 1993, between the Company and Deposit Guaranty National Bank; filed as
                             Exhibit 4.1 to the Company's Current
                             Report on Form 8-K dated April 26, 1994,
                             SEC File No. 2-7803, and incorporated
                             herein by reference.

4.7                          Twelfth Supplemental Indenture dated as of
                             August 6, 1992, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1992, SEC File No. 2-7803, and
                             incorporated herein by reference.

4.8 Eleventh Supplemental Indenture dated as of July 16, 1990, between the Company and Deposit Guaranty National Bank, together with Exhibit A thereto, being an Agreement for Real Estate Purchase Option dated July
                             16, 1990, for the sale of the Company's
                             Hardee County, Florida, property and
                             underlying phosphate reserves; filed as
                             Exhibit 4.2 to Amendment No. 1 of the
                             Company's Report on Form 8 dated November
                             7, 1990, SEC File No. 2-7803, and
                             incorporated herein by reference.

4.9                          Tenth Supplemental Indenture dated as of
                             December 26, 1989, between the Company and
                             Deposit Guaranty National Bank, together with Exhibit A thereto, being a Note
                             Purchase Agreement dated as of December
                             26, 1989, between the Company and John
                             Hancock Variable Life Insurance Company, purchaser of the Company's 9.97% Secured
                             Notes, Series  , Due 1999, in the
                             aggregate principal amount of $6,000,000;
                             filed as Exhibit 4.3 to the Company's
                             Annual Report on Form 10-K for the fiscal year ended June 30, 1990, SEC File No.
                             2-7803, and incorporated herein by
                             reference.

4.10                         Ninth Supplemental Indenture dated as of
                             February 23, 1988, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1988, File No. 2-7803, and
                             incorporated herein by reference.

4.11                         Eighth Supplemental Indenture dated as of
                             May 15, 1983, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 4.1 to Post-Effective Amendment
                             No. 3 to Registration Statement No.
                             2-71827 and incorporated herein by
                             reference.

4.12                         Seventh Supplemental Indenture dated as of
                             October 1, 1979, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 2 to Post-Effective Amendment No.
                             3 to Registration Statement No. 2-57390
                             and incorporated herein by reference.


EXHIBIT                                                                    PAGE
NUMBER                                       DESCRIPTION                  NUMBER
--------                     -----------------------------------------   -------
4.13                         Sixth Supplemental Indenture dated as of
                             September 1, 1979, between the Company and
                             Deposit Guaranty National Bank, filed as
                             Exhibit 3 to Post-Effective Amendment No.
                             3 to Registration Statement No. 2-57390
                             and incorporated herein by reference.

4.14                         Fifth Supplemental Indenture dated as of
                             June 1, 1978, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 7 to the Company's Annual Report on Form 10-K for the fiscal year ended
                             June 30, 1979, SEC File No. 2-7803, and
                             incorporated herein by reference.

4.15                         Fourth Supplemental Indenture dated as of
                             May 1, 1978, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 9 to Post-Effective Amendment No.
                             2 to Registration Statement No. 2-57390
                             and incorporated herein by reference.

4.16                         Third Supplemental Indenture dated as of
                             June 28, 1977, between the Company and
                             Deposit Guaranty National Bank; filed as
                             Exhibit 6 to Post-Effective Amendment No.
                             1 to Registration Statement No. 2-57390
                             and incorporated herein by reference.

4.17                         Second Supplemental Indenture dated as of
                             September 30, 1976, among the Company, New
                             Orleans Bank for Cooperatives, John H.
                             Farrelly and Deposit Guaranty National
                             Bank; filed as Exhibit 6 to Registration
                             Statement No. 2-57390 and incorporated
                             herein by reference.

4.18                         First Supplemental Indenture, dated as of
                             September 7, 1976, among the Company, New
                             Orleans Bank for Cooperatives, John H.
                             Farrelly and Deposit Guaranty National
                             Bank; filed as Exhibit 3 to the Company's
                             Annual Report on Form 10-K for the fiscal year ended June 30, 1976, SEC File No.
                             2-7803, and incorporated herein by
                             reference.

5.1                          Opinion of Hughes & Luce, L.L.P.              [  ]

23.1                         Consent of Hughes & Luce, L.L.P. (included    [  ]
                             in the opinion filed as Exhibit 5.1)

23.2                         Consent of Arthur Andersen LLP                [  ]
